EXHIBIT 99

FOR IMMEDIATE RELEASE

                        WORLDCOM, INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED STOCK PURCHASE RIGHTS

         Jackson, Mississippi, August 26, 1996 - On August 25, 1996, the Board of Directors of WorldCom, Inc. (Nasdaq: WCOM) approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to shareholders. Similar plans have been adopted by many other publicly traded companies. WorldCom is not aware of any effort to acquire control of the Company.

         Bernard J. Ebbers, President and Chief Executive Officer, stated, "The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to shareholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

         The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of WorldCom common stock. The dividend distribution will be made to shareholders of record on September 6, 1996. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

         The Rights will be exercisable only if a person or group (except for certain exempted persons or groups) acquires 15% or more of WorldCom's common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. Each Right entitles the holder to purchase one one-thousandth of a share of Series 3 Junior Participating Preferred Stock at an exercise price of $160.00 and will expire on September 6, 2006.

         Following the acquisition of 15% or more of WorldCom's common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

         WorldCom will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company's shares.

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         A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's stockholders following the record date.

         The common stock of WorldCom is traded on the Nasdaq National Market under the symbol "WCOM".

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